    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 1996

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                                 METRICOM, INC.
             (Exact name of registrant as specified in its charter)

                    DELAWARE                                        77-0294597
(State or other jurisdiction of incorporation or      (I.R.S. Employer Identification Number)
                   organization)

                      ------------------------------------

                             980 UNIVERSITY AVENUE
                        LOS GATOS, CALIFORNIA 95030-2375
                                 (408) 399-8200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                      ------------------------------------

                               ROBERT P. DILWORTH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 METRICOM, INC.
                             980 UNIVERSITY AVENUE
                        LOS GATOS, CALIFORNIA 95030-2375
                                 (408) 399-8200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                      ------------------------------------

                                   Copies to:

                           KENNETH L. GUERNSEY, ESQ.
                               COOLEY GODWARD LLP
                         ONE MARITIME PLAZA, 20TH FLOOR
                          SAN FRANCISCO, CA 94111-3580
                                 (415) 693-2000
                      ------------------------------------

        Approximate date of commencement of proposed sale to the public:

   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                      ------------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
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
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TITLE OF EACH CLASS OF                            PROPOSED MAXIMUM       PROPOSED
SECURITIES                           AMOUNT        OFFERING PRICE    MAXIMUM AGGREGATE     AMOUNT OF
TO BE REGISTERED                TO BE REGISTERED   PER SECURITY(1)  OFFERING PRICE (1) REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
  8% Convertible Subordinated
  Notes Due 2003..............     $45,000,000          100%            $45,000,000         $13,637
--------------------------------------------------------------------------------------------------------
  Common Stock, par value
  $.001 per share (2).........    3,092,783 (3)          N/A                N/A               N/A

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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) of the Securities Act of 1933 based upon the proposed offering price of the convertible securities.

(2) Represents shares initially issuable assuming conversion of all the Notes.

(3) Plus an indeterminate number of additional shares that may be issuable upon conversion of the Notes as a result of antidilution provisions thereof.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 31, 1996

PROSPECTUS
                                  $45,000,000
                   8% CONVERTIBLE SUBORDINATED NOTES DUE 2003
                                      AND
            SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

                              METRICOM, INC. LOGO
                            ------------------------

    This Prospectus covers the resale from time to time by the holders (the "Selling Securityholders") of up to $45,000,000 aggregate principal amount of 8% Convertible Subordinated Notes due 2003 (the "Notes") of Metricom, Inc. (the "Company"). This Prospectus also covers sales by the Selling Securityholders from time to time of shares of common stock, par value $.001 (the "Common Stock") of the Company into which the Notes are convertible (the "Conversion Shares").

    The Notes are convertible at the option of the holder into shares of Common Stock of the Company, at any time on or after November 26, 1996 and prior to the close of business on the Stated Maturity (as defined) of the Notes, unless previously redeemed or repurchased, at a conversion price of $14.55 per share (equivalent to a conversion rate of approximately 68.7285 shares per $1,000 principal amount of Notes), subject to adjustment in certain events. Interest on the Notes is payable semi-annually on March 15 and September 15 of each year, commencing on March 15, 1997.

    The Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after September 15, 1999, at the redemption prices set forth herein, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. The Company will be required to offer to purchase the Notes upon a Change of Control (as defined), at 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. There can be no assurance that the Company will have available financial resources necessary to repurchase the Notes in such circumstances.

    The Notes are unsecured general obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The Indenture will not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company. At September 30, 1996, the Company had no indebtedness outstanding that would have constituted Senior Indebtedness. See "Description of the Notes."

    The Notes were originally issued by the Company on August 28, 1996, in a private placement to qualified institutional buyers or other accredited investors in transactions exempt from registration under the Securities Act of 1933, as amended (the "Act"), and in sales outside the United States within the meaning of Regulation S under the Act. Furman Selz LLC and Feshbach Brothers Investor Services Inc. (the "Placement Agents") acted as placement agents with respect to such original issuance of Notes.

    The Selling Securityholders, directly or through agents, broker-dealers or underwriters, may sell the Notes or the Conversion Shares offered hereby from time to time on terms to be determined at the time of sale. Such Notes or Conversion Shares may be sold at market prices prevailing at the time of sale or at negotiated prices. The Selling Securityholders and any agents, broker-dealers or underwriters that participate in the distribution of the Notes or Conversion Shares may be deemed to be "underwriters" within the meaning of the Act, and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Act. The Company will not receive any proceeds from the sale of Notes or Conversion Shares by the Selling Securityholders. See "Selling Securityholders" and "Plan of Distribution."

    The Notes have been designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "MCOM." The last reported sales price of the Company's Common Stock on the Nasdaq National Market on October 29, 1996 was $14.75 per share.
                            ------------------------

SEE "RISK FACTORS" ON PAGES 6 THROUGH 14 OF THE PROSPECTUS FOR CERTAIN INFORMATION RELATED TO THE SALE OF THE NOTES.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
     COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
        UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

    Expenses of preparing and filing the Registration Statement to which this Prospectus relates and all posteffective amendments will be borne by the Company. No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are approximately $75,000. The aggregate proceeds to the Selling Securityholders from the Notes or Conversion Shares will be the purchase price of the Notes or Conversion Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne the Company. See "Plan of Distribution."

    The Company has agreed to indemnify the Selling Securityholders and certain other persons against certain liabilities, including liabilities under the Act. See "Plan of Distribution."

                The date of this Prospectus is           , 1996

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York. 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Web site that contains such reports, proxy statements and other information, if electronically filed with the SEC. The address of the site is http://www.sec.gov. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W. Washington, D.C. 20006.

     The Company will make available to any prospective purchaser of the Notes copies of the Indenture and Registration Rights Agreement, and the reports, proxy material or other information filed with the Commission under the Exchange Act and such additional information reasonably requested in connection with the consideration of an investment in the Notes. Written or telephonic requests should be directed to: Metricom, Inc., Corporate Secretary, at 980 University Avenue, Los Gatos, California 95030 (telephone (408) 399-8200).

                             ADDITIONAL INFORMATION

     A registration statement on Form S-3 with respect to the Notes and Conversion Shares offered hereby (together with all amendments and exhibits, the "Registration Statement") has been filed with the SEC under the Act. This Prospectus does not contain all of the information contained in such Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information with respect to the Company and the Notes and Conversion Shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits thereto, may be inspected without charge at the Securities and Exchange SEC's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington, D.C., 20549, upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference: (a) the Company's proxy statement for its 1996 Annual Meeting of Stockholders held on April 24, 1996; (b) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by Form 10-K/A filed October 23, 1996, including all material incorporated by reference therein; (c) the Company's Quarterly Reports on Form 10-Q for the three-month periods ended March 29, 1996 and June 28, 1996; (d) the Company's Current Reports on Form 8-K filed June 7, 1996, June 25, 1996, August 20, 1996 and September 11, 1996; (e) the Company's proxy statement for its Special Meeting of Stockholders held on August 7, 1996; and (f) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A (No. 0-19903).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently-filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference herein or into such documents). Such request may be directed to Metricom, Inc., Attention:
William D. Swain, 980 University Avenue, Los Gatos, California 95030-2375, telephone (408) 399-8200.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, appearing elsewhere in this Prospectus, and in the documents incorporated by reference herein. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Section entitled "Risk Factors," as well as those elsewhere in this Prospectus and any documents actually or deemed to be incorporated herein by reference.

                                  THE COMPANY

     Metricom is a leading provider of wide area wireless data communications solutions. The Company designs, develops and markets wireless network products and services, which operate in the license-free, 902 to 928 MHz frequency band. As of September 30, 1996, the Company had approximately 6,100 subscribers to its Ricochet(R) wireless service, and it estimates that its service territory covered a population of approximately 3.6 million people. Ricochet service is now available in a significant part of the San Francisco Bay Area, and Ricochet networks are currently being installed in the Seattle, Washington and Washington, D.C. metropolitan areas.

     The Company was incorporated in California in December 1985 and reincorporated in Delaware in April 1992. Unless the context otherwise requires, references in this Prospectus to the "Company" or "Metricom" refer to Metricom, Inc. and its subsidiaries. The Company's executive offices are located at 980 University Avenue, Los Gatos, California 95030-2375, and its telephone number is
(408) 399-8200.

                                  THE OFFERING

Securities Offered..............   $45,000,000 principal amount of 8%
                                   Convertible Subordinated Notes due 2003 (the
                                   "Notes") and shares of Common Stock issuable upon conversion thereof.

Interest Payment Dates for
Notes...........................   March 15 and September 15, commencing March
                                   15, 1997.

Conversion Rights of Notes......   The Notes are convertible into shares of the
                                   Company's Common Stock (the "Common Stock") at any time on or after November 26, 1996 and prior to the close of business on the Stated
                                   Maturity of the Note, unless previously
                                   redeemed or repurchased, at a conversion price of $14.55 per share (equivalent to a conversion rate of approximately 68.7285 shares per $1,000 principal amount of Notes), subject to adjustment in certain events. See
                                   "Description of the Notes -- Conversion
                                   Rights."

Optional Redemption of Notes....   The Notes are redeemable, in whole or in
                                   part, at the option of the Company at any time on or after September 15, 1999 at the redemption prices set forth herein, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption.
                                   See "Description of the Notes -- Redemption at the Company's Option."

Change of Control...............   If a Change of Control (as defined) occurs,
                                   each holder of the Notes will have the right to require the Company to purchase all or any part of such holder's Notes, at 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. See
                                   "Description of the Notes -- Repurchase of
                                   Notes at the Option of the Holder Upon a Change of Control."

Subordination of Notes..........   The Notes are subordinated in right of
                                   payment to all existing and future Senior
                                   Indebtedness (as defined) of the Company. As of September 30, 1996, the Company had no indebtedness outstanding that would have constituted Senior Indebtedness. The
                                   Indenture (as defined) does not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company. See "Description of the Notes -- Subordination."

Registration Rights and
Liquidated
  Damages.......................   Pursuant to a Registration Rights Agreement
                                   between the Company and the Placement Agents, for the benefit of the holders of the Notes, the Company has filed with the SEC a shelf registration statement (of which this
                                   Prospectus is a part) with respect to the resale of the Notes and the underlying Common
                                   Stock. The Company will be required to pay liquidated damages to the holders of the Notes or the underlying Common Stock, as the case may be, under certain circumstances if the Company is not in compliance with its registration obligations. See "Description of the Notes -- Registration Rights; Liquidated
                                   Damages."

Use of Proceeds.................   The Company will not receive any proceeds
                                   from the sale of the Notes or Conversion
                                   Shares by the Selling Securityholders. See
                                   "Use of Proceeds."

Book Entry, Delivery and Form...   Notes sold to QIBs (as defined) in reliance
                                   on Rule 144A under the Securities Act are represented by a single, permanent global
                                   Note (the "Global Note") in fully registered form deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC (as defined). Purchasers of Notes that are not QIBs will receive certificates for the Notes owned by them, which cannot then be traded through the facilities of DTC, except in connection with a transfer to a QIB. See "Description of the Notes -- Book
                                   Entry, Delivery and Form."

Common Stock Traded.............   The Common Stock is traded on the Nasdaq
                                   National Market under the symbol "MCOM."

     For a discussion of the terms of the Notes, see "Description of the Notes," and for a discussion of certain factors that should be considered in connection with an investment in the Notes or the Common Stock, see "Risk Factors."

                                  RISK FACTORS

     This Prospectus and documents incorporated by reference in this Prospectus include forward-looking statements that involve risks and uncertainties. Actual results of the Company's activities may differ materially from the results anticipated in such forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those factors identified below and under the caption "Risk Factors" in documents incorporated herein by reference. In addition to the other information in this Prospectus, prospective investors should consider the following factors, together with the information and financial data included or incorporated by reference in this Prospectus, before purchasing any Notes or Conversion Shares offered hereby.

UNCERTAINTY REGARDING DEPLOYMENT OF RICOCHET; ACQUISITION OF DEPLOYMENT
AGREEMENTS

     The Company believes that its future success depends on the successful deployment of Ricochet in major metropolitan areas of the United States. Before offering Ricochet service, the Company must complete deployment of the network in a portion of a metropolitan area that is large enough to justify commencement of marketing and sales efforts. The deployment process consists of obtaining site agreements, designing the network configuration, installing the network infrastructure and testing the network. The Company substantially completed deployment of its first Ricochet network in the Silicon Valley portion of the San Francisco Bay Area, in September 1995. After initial deployment and commencement of service in a portion of a metropolitan area, the Company can extend the geographic coverage of the Ricochet network to include additional portions of the metropolitan area, as the Company is currently doing in the San Francisco Bay Area. Deployment has also begun in the Seattle, Washington and Washington, D.C. metropolitan areas. The Company believes that the deployment of the initial service territory in a metropolitan area equivalent to an average of the 50 largest Urbanized Areas, as defined by the U.S. Bureau of the Census, will take approximately 12 to 18 months depending on a number of factors, including availability of sufficient financial, technical, marketing and management resources, technological feasibility and availability of Ricochet radios and modems. The Company has limited prior experience in deploying and operating a wireless data communications service. Accordingly, there can be no assurance as to the timing or extent of the deployment of Ricochet.

     The construction of the Company's networks will depend, to a significant degree, on the Company's ability to lease or acquire sites for the location of its network equipment and to maintain agreements for such sites as needed. The Company installs most of its Ricochet network radios on street lights on which it leases space from electric utilities, municipalities or other local government entities. In addition, the Company is often required to enter into agreements with owners of the right-of-way in which street lights are located and supply agreements with providers of electricity to the street lights to provide power for the Company's network radios. The process of obtaining these agreements is complex and has caused significant delays in deploying Ricochet networks. Among other factors, the Company must deal separately with each city in which it plans to deploy its network. In some instances, cities have never faced requests similar to the Company's, are reluctant to grant such rights or do not have a process in place to do so. The Company must then meet with various municipal organizations to discuss issues such as pricing, health and safety concerns, traffic disruption, aesthetics and citizen concerns. In the event the Company is unable to negotiate site agreements in a timely manner and on commercially reasonable terms or at all, it would need to obtain sites to deploy network radios on commercial buildings, residential dwellings or similar structures. Deploying a large area in this manner could be significantly more expensive than installing network radios on street lights and may be restricted or prohibited by a municipality. The Company also leases space on building rooftops for its WAP sites. In connection with the leasing of WAP sites, the Company faces competition with other providers of wireless communication services. The Company expects that the site acquisition process will continue throughout the construction of the Company's networks. Each stage of the process involves various risks and contingencies, many of which are not within the control of the Company and any of which could adversely affect the construction of the Company's networks should there be delays or other problems.

UNCERTAINTY OF MARKET ACCEPTANCE

     Commercialization of Ricochet is subject to market acceptance risks. A broad market for wide area wireless data communications services has not yet developed. As a result, the extent of the potential demand for Ricochet service cannot be reliably estimated. In addition, the Company has limited experience marketing to individual subscribers. As of September 30, 1996, the Company had approximately 6,100 subscribers. The Company believes that market acceptance depends principally on cost competitiveness, data rate, ease of use, including compatibility with existing applications, cost and size of Ricochet modems, extent of coverage, customer support, marketing, distribution and pricing strategies of the Company and competitors, Company reputation and general economic conditions. Some of the foregoing factors are beyond the control of the Company. If the Company's customer base for Ricochet does not expand as required to support the deployment of additional networks, the Company's business, financial condition and operating results will be materially and adversely affected. In addition, the market for wireless communications services is characterized by a high turnover rate for customers. There can be no assurance that the Company will be able to retain existing or future customers.

CONTINUING NET LOSSES; NEGATIVE CASH FLOW

     The Company has incurred cumulative net losses since inception. The Company expects that net losses and negative cash flow from operating activities will increase in the future as a result of the continued development, deployment and commercialization of its Ricochet networks. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from operating activities in the future. In addition, the Company's ability to achieve or sustain positive cash flow from operating activities may be restricted by contractual arrangements with joint venture partners, which may limit distributions of cash to the Company from certain joint ventures. If the successful development, deployment and commercialization of Ricochet are not achieved, the Company may not be able to make required payments on the Notes and may have to refinance the Notes in order to repay these obligations. There can be no assurance that the Company would be able to refinance the Notes.

CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

     The Company intends to continue the development, deployment and commercialization of its Ricochet networks. The timing and amount of capital expenditures may vary significantly depending on numerous factors including market acceptance of Ricochet, availability and financial terms of site agreements for the Company's network infrastructure, availability of Ricochet radios and modems and availability of sufficient management, technical, marketing and financial resources. The Company will need to raise substantial additional funds through the sale of its equity or debt securities in private or public financings or through strategic partnerships in order to extend the deployment and commercialization of Ricochet to a significant number of metropolitan areas. No assurance can be given that additional financing will be available or that, if available, such funding can be obtained on terms favorable to the Company. Should the Company be unable to obtain additional financing, it may be required to scale back the planned deployment of its Ricochet networks and reduce capital expenditures, which would have a material adverse effect on the Company's business, financial condition and operating results.

RISKS OF DEVELOPING TECHNOLOGY

     Neither Ricochet nor UtiliNet networks have been in commercial operation for an extended period of time. There can be no assurance that unforeseen problems will not develop with respect to the Company's technology or products or that the Company will be successful in completing the development of its technology and products. Significant risks remain as to the technological performance of the Company's services and products. These include, for example, firmware failures, problems associated with large-scale deployment, inability of networks to meet expected performance in data rate, latency, capacity and range, hardware reliability and performance problems, problems associated with links between Ricochet network radios, WAPs, the wired backbone and other wired networks, excessive interference with or by the Company's networks, failure to receive FCC certification, inability to reduce product size and cost and timing of completion of development. Given the limited deployment of Ricochet to date there can be no assurance that selected Ricochet network components will be adequate to meet the geographic and radio frequency propagation characteristics of new areas of development. For example, in mid-1995 because of network performance problems discovered during the initial deployment of the Ricochet network in the Silicon Valley, the Company had to redesign certain portions of its Ricochet radios and modems to improve transmission and reception quality and upgrade all of the radios that had been deployed to date. Delays in implementation of the Company's networks as a result of technical difficulties could have a material adverse effect on the Company's business, financial condition and operating results.

HIGHLY COMPETITIVE INDUSTRY

     Competition in the market for wide area wireless data communications services is intensifying and a large number of companies in diverse industries are expected to enter the market. There can be no assurance that the Company will be able to compete successfully in this market. A number of privately and publicly held communications companies have developed or are developing wireless data communications services and products using competing technologies. Two wireless data communications network services, ARDIS and RAM, are widely installed and operating across the United States and in some foreign countries. CDPD is either installed or being installed in a number of metropolitan areas and analog cellular networks are widely available throughout the United States. Additional competition is expected from companies that currently provide paging services and from emerging providers of PCS. Most of the current and anticipated competitors in this market have substantially greater management, technical, marketing and financial resources than the Company. There can be no assurance that the Company's competitors will not succeed in developing new technologies, products and services that achieve broader market acceptance, which could render Ricochet obsolete or noncompetitive.

     A broad market for wide area wireless data communications services has not yet developed. In order for the market to develop and for wireless services to compete effectively with widely available wired solutions, the Company believes that wireless data communications services will need to provide data rates and functionality comparable to those of the predominant mode of wired communications at an affordable cost without compromising ease of use.

     In addition, the Company's Internet access services compete with those offered by a large number of companies. Many of these companies have had significantly more experience offering such services than the Company. Several of the current and anticipated competitors in this market have substantially greater management, technical, marketing and financial resources than the Company. Certain competitors could choose to offer Internet access services at a price substantially below the cost of providing such services. Such actions would place the Company at a substantial competitive disadvantage.

     A number of competitors have substantially greater financial, technical and marketing resources than the Company, offer products or have announced new products that provide or, when available, will provide many of the capabilities of the UtiliNet product line. There can be no assurance that the Company's competitors will not succeed in developing services or products that are more effective that UtiliNet, that would render UtiliNet obsolete or non-competitive, or that would be priced more competitively than UtiliNet.

TECHNOLOGICAL CHANGE

     The market for data communications systems is characterized by rapidly changing technology and evolving industry standards in both the wireless and wireline industries. The Company's success will depend to a substantial degree on its ability to develop and introduce in a timely and cost-effective manner enhancements to its existing systems and new products that meet changing customer requirements and evolving industry standards. For example, increased data rates, such as those provided by wired solutions like Integrated Services Digital Network ("ISDN"), may affect customer perceptions as to the adequacy of the Company's services and may also result in the widespread development and acceptance of applications that require a higher data rate than the Company's Ricochet service currently provides. There can be no assurance that the Company's technology or systems will not become obsolete upon the introduction of alternative technologies. If the Company does not develop and introduce new products and services and achieve market acceptance in a timely manner, its business, financial condition and operating results could be materially and adversely affected.

FEDERAL AND STATE REGULATION OF COMMUNICATIONS ACTIVITIES

     The Company is subject to various FCC regulations. The FCC, pursuant to the Communications Act, regulates non-government use of the electromagnetic spectrum in the United States, including the 902 to 928 MHz frequency band currently used by the Company's radio products. Part 15 of the FCC's regulations (47 C.F.R. sec. 151 et seq.) specifies frequency bands in which the operation of certified radio equipment is permitted without a license. The Company has designed its products to conform to, and be certified under, the FCC's Part 15 spread spectrum rules.

     License-free operation of the Company's and other Part 15 products in the 902 to 928 MHz band is subordinate to certain licensed and unlicensed uses of the band, including industrial, scientific and medical equipment, the United States government and, in certain instances, location and monitoring systems and amateur radio services. The Company's products must not cause harmful interference to any non-Part 15 equipment operating in the band and must accept interference from any of them, as well as from any other Part 15 equipment operating in the band. If the Company were unable to eliminate any such harmful interference caused by its products through technical or other means, the Company or its customers could be required to cease operations in the band in the locations affected by the harmful interference. Additionally, in the event the 902 to 928 MHz band becomes unacceptably crowded, and no additional frequencies are allocated by the FCC, the Company's business, financial condition and operating results could be materially and adversely affected.

     The regulatory environment in which the Company operates is subject to change. Changes in the regulation of the Company's activities by the FCC, as a result of its own regulatory process or as directed by legislation or the courts, including changes in the allocation of available spectrum, could have a material adverse effect on the Company, and the Company might deem it necessary or advisable to move to another of the Part 15 bands or to obtain the right to operate in the licensed spectrum or other portions of the unlicensed spectrum. Redesigning products to operate in another band could be expensive and time consuming, and there can be no assurance that such redesign would result in commercially viable products. In addition, there can be no assurance that, if needed, the Company could obtain appropriate licensed or unlicensed spectrum on commercially acceptable terms, if at all.

     The FCC recently adopted rules for LMS services that are, in certain instances, senior to the Company's unlicensed operation in the 902 to 928 MHz band because they are licensed. While the Company believes that there are sufficient means to mitigate harmful interference by its networks to this service, there can be no assurance that the operation of one or more of the Company's network installations at particular locations would not be adversely affected. These rules are currently under reconsideration by the FCC. While the Company believes that the revised rules ultimately adopted by the FCC will serve to further minimize any impact LMS will have on present license-free use of the band, there can be no assurance that the FCC will not take regulatory action in this proceeding that would have a material adverse effect on the Company's business, financial condition or operating results.

     As a result of the recent amendment to the Communications Act, certain states may attempt to regulate the Company with respect to the terms and conditions of service offerings. While the Company believes that state regulation, if any, will be minimal, there can be no assurance that such regulation will not have a material adverse effect on the Company's business, financial condition or operating results.

     The Company recently purchased an option to acquire Overall Wireless, a corporation that holds a nationwide wireless communications license, issued by the FCC with respect to 50 kHz of radio spectrum in the 220 to 222 MHz frequency band. Before the license can be transferred to the Company, Overall Wireless must construct 40% of the system, and the FCC must approve the transfer. Operation in the licensed service is governed by Part 90 of the FCC's rules (47 C.F.R. sec. 90.01 et seq.). At present, these rules permit only mobile voice communications. The Company is interested in using the 220 MHz license for communications that are not currently authorized under Part 90, but that are proposed in a current Notice of Proposed Rule Making. There can be no assurance that the FCC will approve the license transfer or that the FCC will not take action that would significantly affect the Company's investment in Overall Wireless. See "-- Risks Relating to Potential Acquisition of Overall Wireless and Related Legal Proceedings."

     On an ongoing basis, the FCC proposes and issues new rules and amendments to existing rules that affect the Company's business. The Company closely monitors the FCC's activities and, when appropriate, files comments on the proposed rules. The Company is currently monitoring several proceedings at the FCC that could have an impact on the Company. If the FCC adopts rules that directly or indirectly restrict the Company's ability to conduct its business as currently conducted or proposed to be conducted, the Company's business, financial condition or operating results could be materially adversely affected.

RISKS RELATING TO POTENTIAL ACQUISITION OF OVERALL WIRELESS AND RELATED LEGAL PROCEEDINGS

     The Company recently purchased an option to acquire Overall Wireless (the "Option"), a corporation that holds a nationwide, wireless communications license issued by the FCC with respect to 50 kHz of radio spectrum in the 220 to 222 MHz frequency band. The Company paid $700,000 for the Option and agreed to loan to Overall Wireless up to $2 million for the construction of a system utilizing the License, of which approximately $500,000 had been loaned as of July 31, 1996. The Option, which terminates in January 1997, may be extended until July 1997 under certain circumstances upon payment by the Company of an additional $500,000. The additional consideration payable upon exercise of the Option includes a combination of cash and stock valued at $7.3 million in the aggregate.

     The transaction is the subject of pending litigation challenging the right of Overall Wireless to transfer any interest in the License to the Company and naming both parties as defendants. The plaintiffs have requested specific performance including the potential transfer of the license to them, subject to the approval of the FCC. Although the Company is entitled to indemnification with respect to the litigation by the principal shareholder of Overall Wireless, the plaintiffs have requested damages in excess of $100 million and it is possible that the indemnitor will not have sufficient assets to reimburse the Company for any damages awarded. In September 1996, the Company was dismissed from the action for lack of jurisdiction. See "-- Pending Litigation."

     The Company's ability to exercise the Option is subject to Overall Wireless' completion of construction of 40% of the system prior to July 29, 1997, the subsequent filing of an application to transfer the License with the FCC and the approval by the FCC of the application, which approval process typically takes from three to six months. While the Company believes that the requisite construction will be completed on time, that the FCC will consent to the assignment of the License and that the FCC will adopt 220 MHz rules as proposed, there can be no assurance that the FCC will not take action that would significantly affect the Company's investment in Overall Wireless and the Company's ability to develop 220 MHz equipment to perform as desired. There also can be no assurance that the pending litigation will not delay or defeat FCC action on the license transfer application, and there can be no assurance even if the FCC takes favorable action, that the Company will be able to develop satisfactory equipment for 220 MHz operations. Accordingly, the Option may expire prior to becoming exercisable. In the event that the Company does not exercise the Option or terminates it due to the failure of certain conditions, the Company must pay a termination fee of up to $2 million, which may be paid through cancellation of indebtedness of Overall Wireless.

     In the event that the Option becomes exercisable and is in fact exercised by the Company, the Company intends to use the License to provide enhancements to its Ricochet networks, which could include "wake-up" features that would extend the battery life of Ricochet devices and short messaging capabilities that could improve the "reach" of the Ricochet network significantly. The License could also enable the Company to offer additional wireless services such as low-cost telemetry, two-way paging and a wireless return path for wireless cable customers. All of such uses would require significant engineering efforts by the Company to develop satisfactory equipment for 220 MHz operations. In addition, the FCC rules governing the spectrum covered by the License currently permit only mobile voice communications and would not permit the uses of the License proposed by the Company. If, by January 1, 1997, the FCC rules are not changed to permit such activities or the FCC has not approved the transfer of the License to the Company, the Company can terminate the Option and obtain a refund of $350,000. See "-- Federal and State Regulation of Communications Activities."

UNCERTAINTY OF PROPRIETARY RIGHTS

     The Company relies on a combination of patent, copyright, trademark and trade secret protection and non-disclosure agreements to establish and protect its proprietary rights. As of September 30, 1996, the Company has been issued 21 patents in the United States, which expire on dates between 2004 and 2014. Corresponding patents of one domestic patent have been granted so far in nine foreign countries, and other foreign and domestic patents are pending. The Company has applied for patents covering several other features of the Company's current products. However, there can be no assurance that patents will issue from any pending applications or, if patents do issue, that claims allowed will be sufficiently broad to protect the Company's technology. There can be no assurance that any patents issued to the Company or that may be issued in the future will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company. In addition, there can be no assurance that infringement, invalidity, right to use or ownership claims by third parties or claims for indemnification resulting from infringement claims will not be asserted in the future. Litigation to defend and enforce the Company's proprietary rights could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition or operating results regardless of the final outcome of such litigation.

MANAGEMENT OF GROWTH

     Management of growth is especially challenging for a company with a short operating history and the failure to effectively manage growth could have a material adverse effect on the Company's business, financial condition and operating results. Development, deployment and commercialization of Ricochet has required and will continue to require management of a number of operational activities in which the Company has little or no prior experience, including the administration of its subscriber base, maintenance and support of Ricochet hardware and software and management of Company activities and properties in dispersed locations. There can be no assurance that the Company will be able to manage the growth of its business successfully.

PENDING LITIGATION

     In US MobilComm Inc., et al. ("US MobilComm") v. Warren, et al., an action filed in the United States District Court for the Western District of Oklahoma in September 1994, US MobilComm alleged that Overall Wireless breached an oral agreement to transfer an interest in its national FCC license. In May 1996, US MobilComm filed an amended complaint naming the Company as a defendant, alleging that the Company tortiously interfered with its oral agreement with Overall Wireless. US MobilComm seeks specific performance, including transfer of the license to them, subject to the approval of the FCC, and alleges damages for, among other things, lost revenues, profits and business opportunities in excess of $100 million. Although the Company is entitled to indemnification with respect to the litigation by the sole stockholder of Overall Wireless, it is possible that the indemnitor will not have sufficient assets to reimburse the Company for any damages awarded. While management believes that the allegations are without merit and that the resolution of this matter will not have a material adverse effect on the Company's business, financial condition or operating results, there can be no assurance to that effect. In September 1996, the Company was dismissed from the action for lack of jurisdiction.

QUARTERLY FLUCTUATIONS

     The Company has recognized product revenues for only a limited period and most of such revenues have been associated with UtiliNet. The Company's product revenues have historically fluctuated from quarter to quarter based on such factors as the timing of significant customer orders, the timing of product shipments, customer buying patterns and general trends in the economy. The procurement process of the Company's electric utility customers is lengthy and may involve competing capital budget considerations, making the timing of product revenues from sales of UtiliNet difficult to predict. In addition, Ricochet is at an early stage of development, and as a result the timing or degree of success of Ricochet cannot be reliably predicted. It is not known whether revenues from Ricochet, if any, will be subject to seasonal or periodic fluctuations. As a result, the Company expects that quarter-to-quarter performance will fluctuate for the foreseeable future and, consequently, that quarter-to-quarter comparisons may not be meaningful.

DEPENDENCE ON SOUTHERN CALIFORNIA EDISON

     The Company has relied to date primarily on SCE as the principal source of its revenues. Revenues from SCE accounted for 79%, 84%, 72% and 64% of the Company's total revenues in 1993, 1994, 1995 and for the nine-month period ending September 30, 1996, respectively. As of September 30, 1996, SCE is the only company that has made a commitment to purchase a large volume of the Company's products. Thus, the benefits of large-scale, commercial deployment of UtiliNet have not been fully demonstrated. There can be no assurance that other companies will adopt UtiliNet or that the Company will be successful in marketing UtiliNet to other industries.

DEPENDENCE ON KEY PERSONNEL

     The Company is highly dependent on certain members of its management and engineering staff, the loss of the services of one or more of whom might impede the achievement of the Company's business objectives. None of these individuals has an employment contract with the Company. Furthermore, recruiting and retaining qualified technical personnel to perform research, development and technical support work is critical to the Company's success. If the Company's Ricochet business grows, the Company will also need to recruit a significant number of management, technical and other personnel for such business. Competition for employees in the Company's industry is intense. Although the Company believes that it will be successful in attracting and retaining skilled and experienced personnel, there can be no assurance that the Company will be able to continue to attract and retain such personnel on acceptable terms.

LIMITED MANUFACTURING EXPERIENCE AND CAPABILITY; INVENTORY MANAGEMENT

     The Company has limited experience in large-scale manufacturing. The Company's printed circuit boards and other subassemblies are assembled on a contract basis by local manufacturers. Final assembly and test operations are performed internally. The Company believes that it has or can secure adequate capacity to meet forecasted demand for Ricochet products and UtiliNet networks for at least the next 12 months. However, if customers begin to place large orders for the Company's products or if the Company decides to accelerate deployment of Ricochet, the Company's present manufacturing capacity may prove inadequate. To be successful, the Company's products and components must be manufactured in commercial quantities at competitive cost and quality. The Company's long-term manufacturing strategy is to supplement its manufacturing capabilities by increasing outsourcing of product assembly and test and by licensing other companies to manufacture certain of the Company's products. In the future, the Company will be required to achieve significant product and component cost reductions. If the Company is unable to develop or contract for manufacturing capabilities on acceptable terms and if product and component cost reductions are not achieved, the Company's competitive position, and the ability of the Company to achieve profitability, would be materially impaired.

     Effective inventory management requires the Company to accurately forecast demand for its services and products and to adequately take into account the introduction of new or replacement products. Failure to manage this process effectively could result in insufficient inventory to meet demand, thereby limiting revenues and deployment of Ricochet networks, or in excess inventory that may become obsolete before it is sold, either of which could have a material adverse effect on the Company's business, financial condition or operating results.

SOLE SOURCES OF SUPPLY

     The Company generally uses standard component parts that are available from multiple sources. However, certain component parts used in the Company's products are available only from sole or limited source vendors. The Company's reliance on these sole or limited source vendors involves certain risks, including the possibility of a shortage of certain key component parts and reduced control over delivery schedules, manufacturing capability, quality and costs. In addition, some key component parts require long delivery times. The Company has in the past experienced delays in its ability to obtain certain key component parts from suppliers. In the event of future supply problems from the Company's sole or limited source vendors, the inability of the Company to develop alternative sources of supply quickly and on a cost-effective basis could materially impair the Company's ability to manufacture and deliver its products and to implement its services.

VOLATILITY OF STOCK PRICE

     The market price of the Company's Common Stock has been volatile and may be volatile in the future. Future announcements concerning the Company or its competitors, including technological innovations, new commercial products, status of network implementation, government regulations, proprietary rights or product or patent litigation, operating results and general market and economic conditions may have a significant impact on the market price of the Company's Common Stock. In addition, any delays or difficulties in establishing Ricochet or attracting Ricochet subscribers are likely to result in pronounced fluctuations in the market price of the Company's Common Stock.

SUBORDINATION AND ABSENCE OF FINANCIAL COVENANTS

     The Notes are subordinated in right of payment to all existing and future Senior Indebtedness and are structurally subordinated to all liabilities (including trade payables) of the Company's subsidiaries. The Indenture does not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or its subsidiaries. At September 30, 1996, the Company had no indebtedness outstanding that would have constituted Senior Indebtedness. By reason of such subordination of the Notes, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company, the assets of the Company will be available to pay the amounts due on the Notes only after all Senior Indebtedness has been paid in full and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. See "Description of the Notes -- Subordination."

     The Company's ability to meet its cash obligations in the future may be dependent in part upon the ability of its subsidiaries to make cash distributions to the Company. The ability of its subsidiaries to make distributions to the Company is and will continue to be restricted by, among other limitations, applicable provisions of the laws of national or state governments and contractual provisions. The Indenture does not limit the ability of the Company's subsidiaries to incur such restrictions in the future. The right of the Company to participate in the assets of any subsidiary (and thus the ability of holders of the Notes to benefit indirectly from such assets) are generally subject to the prior claims of creditors, including trade creditors, of that subsidiary except to the extent that the Company is recognized as a creditor of such subsidiary, in which case the Company's claims would still be subject to any security interest of other creditors of such subsidiary. The Notes, therefore, are structurally subordinated to creditors, including trade creditors, of subsidiaries of the Company with respect to the assets of the subsidiaries against which such creditors have a claim.

LIMITATIONS ON REPURCHASE OF NOTES UPON CHANGE IN CONTROL

     Upon the occurrence of a Change in Control, unless waived by holders of in excess of two-thirds aggregate principal amount of the then outstanding Notes, each holder of Notes may require the Company to repurchase all or a portion of such holder's Notes. If a Change in Control were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes tendered by holders thereof. In addition, the Company's repurchase of the Notes as a result of a Change in Control may be prohibited or limited by, or create an event of default under, the terms of agreements related to borrowings which the Company may enter into from time to time, including agreements relating to Senior Indebtedness. Failure of the Company to purchase tendered Notes would constitute an Event of Default under the Indenture. See "Description of the Notes -- Repurchase of Notes at the Option of the Holder Upon a Change of Control."

ABSENCE OF EXISTING MARKET FOR NOTES

     The Notes constitute a new issue of securities with no well-established trading market. The Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation system. The Placement Agents may make a market in the Notes and the underlying Common Stock. However, the Placement Agents are not obligated to make such a market and may discontinue any market-making activities at any time without notice. In addition, such market-making activities are subject to limits imposed by the Exchange Act.

     Although the Notes have been designated for trading through PORTAL, no assurance can be given that an active trading market for the Notes will develop or, if such market develops, as to the liquidity or sustainability of such market. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling, or an inability to sell, the Notes. If a market for the Notes develops, any such market may be discontinued at any time. If a public trading market develops for the Notes, future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Notes may trade at a discount from their principal amount.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                    NINE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                  -----------------------------
                       ----------------------------------------------------   SEPTEMBER 30,   SEPTEMBER 30,
                         1991       1992       1993       1994       1995         1995            1996
                       --------   --------   --------   --------   --------   -------------   -------------
Ratio of earnings to
  fixed charges(1)....       --         --         --         --         --            --              --

---------------

(1) For the purpose of calculating the ratio of earnings to fixed charges (i) earnings consist of income before income taxes, plus fixed charges, and
     (ii) fixed charges consist of interest expense incurred and the portion of rental expense deemed by the Company to be representative of the interest factor of rental payments under operating leases. Earnings were inadequate to cover fixed charges by $1.3, $4.5, $6.1, $11.7 and $23.5 million in the years ended December 31, 1991, 1992, 1993, 1994 and 1995, respectively, and $16.8 and $26.3 million for the nine-month periods ended September 30, 1995 and September 30, 1996, respectively.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Notes and Conversion Shares by the Selling Securityholders in the offering.

                            DESCRIPTION OF THE NOTES

     Set forth below is a summary of certain provisions of the Notes. The Notes were issued pursuant to an indenture (the "Indenture") dated as of August 15, 1996, by and between the Company and U.S. Trust Company of California, N.A., as trustee (the "Trustee"). The following summary of the Notes, the Indenture and the Registration Rights Agreement (as defined) does not purport to be complete and is subject to, and is qualified in its entirety by, reference to all of the provisions of the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms. Copies of the Indenture and the Registration Rights Agreement can be obtained from the Company upon request. Capitalized terms used herein without definition have the meanings ascribed to them in the Indenture or the Registration Rights Agreement, as appropriate. As used in this section, the "Company" refers to Metricom, Inc., exclusive of its subsidiaries. Wherever particular provisions of the Indenture (or the form of Note, which is part thereof) or the Registration Rights Agreement are referred to in this summary, such provisions or defined terms are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. Certain definitions of terms used in the following summary are set forth under " -- Certain Definitions" below.

GENERAL

     The Notes are unsecured, subordinated, general obligations of the Company, limited in aggregate principal amount to $45,000,000. The Notes are subordinated in right of payment to all Senior Indebtedness of the Company, as described under "Subordination" below. The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

     The Notes mature on September 15, 2003. The Notes bear interest at the rate per annum stated on the cover page of this Prospectus from August 28, 1996 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually on March 15 and September 15 of each year, commencing March 15, 1997, to the persons in whose names such Notes are registered at the close of business on March 1 or September 1 immediately preceding such Interest Payment Date. Principal of, premium, if any, and interest on, and liquidated damages with respect to, the Notes will be payable, the Notes will be convertible and the Notes may be presented for registration of offer or exchange at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York (which initially will be the office of an affiliate of the Trustee). Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months.

     At the option of the Company, payment of interest and liquidated damages may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Company. No service charge will be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of the Company or the incurrence of Senior Indebtedness. The Indenture contains no covenants or other provisions to afford protection to holders of Notes in the event of a highly-leveraged transaction or a change in control of the Company, except to the limited extent described under " -- Repurchase of Notes at the Option of the Holder Upon a Change of Control" below.

CONVERSION RIGHTS

     The Holder of any Note has the right at any time on or after November 26, 1996 and prior to the close of business on the Stated Maturity of the Note, unless previously redeemed or repurchased, at the Holder's option, to convert any portion of the principal amount thereof that is an integral multiple of $1,000 into shares of Common Stock at any time at the Conversion Price set forth on the cover page of this Prospectus (subject to adjustment as described below). Based on the initial Conversion Price, approximately 3,092,783 shares of Common Stock would be issuable in the event all of the Notes were converted. The right to convert a Note called for redemption or delivered for repurchase and not withdrawn will terminate at the close of business on the Business Day, respectively, immediately prior to the Redemption Date or Repurchase Date for such Note, unless the Company subsequently fails to pay the applicable Redemption Price or Repurchase Price, as the case may be.

     In the case of any Note that has been converted after any Record Date, but on or before the next Interest Payment Date, interest, the stated due date of which is on such Interest Payment Date, shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Note who is a Holder on such Record Date. Any Note converted after any Record Date but before the next Interest Payment Date must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion; provided no such payment shall be required with respect to interest payable on September 15, 1999. No fractional shares will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market price of Common Stock (as determined in accordance with the Indenture) at the close of business on the day of conversion.

     The Conversion Price will be subject to adjustment in certain events, including: (a) any payment of a dividend (or other distribution) payable in Common Stock on any class of Capital Stock of the Company, (b) any issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price (as determined in accordance with the Indenture) of Common Stock, (c) certain subdivisions, combinations or reclassifications of Common Stock, (d) any distribution to all holders of Common Stock of evidences of indebtedness, shares of Capital Stock other than Common Stock, cash or other assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above and excluding dividends and distributions paid exclusively in cash), (e) any distribution consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the third succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with (i) all other such all-cash distributions made within the then preceding 12 months in respect of which no adjustment has been made and
(ii) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 15% of the Company's market capitalization (defined as being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date of such distribution, and (f) the completion of a tender offer made by the Company or any of its subsidiaries for Common Stock that involves an aggregate consideration that, together with (i) any cash and other consideration payable in a tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 15% of the Company's market capitalization on the expiration of such tender offer. No adjustment of the conversion price will be required to be made until the cumulative adjustments amount to 1.0% or more of the conversion price as last adjusted.

     In the event of a taxable distribution to holders of Common Stock or other transaction that results in any adjustment of the Conversion Price, the Holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock.

     The Company, from time to time and to the extent permitted by law, may reduce the Conversion Price by any amount for any period of at least 20 Business Days, in which case the Company shall give at least 15 days notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) from any event treated as such for United States federal income tax purposes. See "Certain Federal Income Tax Consequences."

     In case of any reclassification, consolidation or merger of the Company with or into another Person or any merger of another Person with or into the Company (with certain exceptions), or in case of any sale, transfer or conveyance of all or substantially all of the assets of the Company, each Note then outstanding will, without the consent of any Holder of Notes, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or conveyance by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto, after giving effect to any adjustment event, who failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares.

     The Company will cause all registrations with, and obtain any approvals by, any governmental authority under any Federal or state law of the United States that may be required in connection with the conversion of the Notes into Common Stock. If at any time during the three-year period following the Closing Date a registration statement under the Securities Act covering the shares of Common Stock issuable upon conversion of the Notes is not effective or is otherwise unavailable for effecting resales of such shares, shares of Common Stock issued upon conversion of the Notes ("Restricted Shares") may not be sold or otherwise transferred except in accordance with or pursuant to an exemption from, or otherwise in a transaction not subject to, the registration requirements of the Securities Act and, if a registration statement under the Securities Act is not effective or is otherwise unavailable for effecting resales of such shares at the time of a conversion, the Restricted Shares will bear a legend to that effect. The Transfer Agent for the Common Stock will not be required to accept for registration or transfer any Restricted Shares, except upon presentation of satisfactory evidence that these restrictions on transfer have been complied with, all in accordance with such reasonable regulations as the Company may from time to time agree with the Transfer Agent. Under certain circumstances, the holders of the Restricted Shares will be entitled to liquidated damages during such period. See " -- Registration Rights; Liquidated Damages."

SUBORDINATION

     The Notes are general, unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company. The Notes are structurally subordinated in right of payment to all liabilities (including trade payables) of the Company's subsidiaries. At September 30, 1996, the Company had no indebtedness outstanding that would have constituted Senior Indebtedness. The Indenture does not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or its subsidiaries or the ability of the Company to transfer assets or business operations to its subsidiaries.

     The Indenture provides that no payment may be made by the Company on account of the principal of, premium, if any, interest on, or liquidated damages with respect to, the Notes, or to acquire any of the Notes (including repurchases of Notes at the option of the Holder) for cash or property (other than Junior Securities), or on account of the redemption provisions of the Notes, (i) upon the maturity of any Designated Senior Indebtedness of the Company by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and interest on such Designated Senior Indebtedness are first paid in full (or such payment is duly provided for), or
(ii) in the event of default in the payment of any principal of, premium, if any, or interest on any Designated Senior Indebtedness of the Company when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist. The payment of cash, property or securities (other than Junior Securities) upon conversion of a Note will constitute payment on a Note and therefore will be subject to the subordination provisions in the Indenture.

     Upon (i) the happening of an event of default (other than a Payment Default) that permits the holders of Designated Senior Indebtedness or their representative immediately to accelerate its maturity and (ii) written notice of such event of default given to the Company and the Trustee by the holders of an aggregate of at least $3 million outstanding principal amount of such Designated Senior Indebtedness or their representative (a "Payment Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on behalf of the Company on account of the principal of, premium, if any, interest on, or liquidated damages with respect to, the Notes, or to acquire or repurchase any of the Notes for cash or property, or on account of the redemption provisions of the Notes, in any such case other than payments made with Junior Securities. Notwithstanding the foregoing, unless (i) the Designated Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period"), and (ii) such declaration has not been rescinded or waived, at the end of the Payment Blockage Period, the Company shall be required to pay all sums not paid to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Notes. Any number of Payment Notices may be given; provided, however, that (i) not more than one Payment Notice shall be given within a period of any 365 consecutive days and (ii) no default that existed (whether or not such default is on the same Designated Senior Indebtedness) upon the date of such Payment Notice or the commencement of such Payment Blockage Period shall be made the basis for the commencement of any other Payment Blockage Period.

     In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than Junior Securities) shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness of the Company, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of the Senior Indebtedness of the Company remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness of the Company may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of the Company held or represented by each, for application to the payment of all Senior Indebtedness of the Company remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

     Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities (i) the holders of all Senior Indebtedness of the Company will first be entitled to receive payment in full (or have such payment duly provided for) before the Holders are entitled to receive any payment on account of the principal of, premium, if any, interest on, and liquidated damages with respect to, the Notes (other than Junior Securities) and
(ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled (by set-off or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness of the Company or their representative to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

     No provision contained in the Indenture or the Notes affects the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, interest on, and liquidated damages with respect, to the Notes. The subordination provisions of the Indenture and the Notes do not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder, subject to the preceding paragraphs, to pursue any other rights or remedies with respect to the Notes.

     As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any of its subsidiaries or a marshalling of assets or liabilities of the Company and its subsidiaries, Holders of Notes may receive ratably less than other creditors.

     The Company's ability to meet its cash obligations in the future is dependent in part upon the ability of its subsidiaries to make cash distributions to the Company. The ability of its subsidiaries to make distributions to the Company is and will continue to be restricted by, among other limitations, applicable provisions of the laws of national and state governments and contractual provisions. The Indenture does not limit the ability of the Company's subsidiaries to incur such restrictions in the future. The right of the Company to participate in the assets of any subsidiary (and thus the ability of holders of the Notes to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that subsidiary except to the extent that the Company is recognized as a creditor of such subsidiary, in which case the Company's claims would still be subject to any security interest of other creditors of such subsidiary. The Notes, therefore, are structurally subordinated to creditors, including trade creditors, of subsidiaries of the Company with respect to the assets of the subsidiaries against which such creditors have a claim.

REDEMPTION AT THE COMPANY'S OPTION

     The Notes are not subject to redemption prior to September 15, 1999 and will be redeemable on such date and thereafter at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice to each Holder, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing September 15 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest and liquidated damages, if any, to, but excluding, the Redemption Date:

                                      YEAR                                  PERCENTAGE
        1999.............................................................      104.0
        2000.............................................................      102.7
        2001.............................................................      101.3
        2002.............................................................      100.0

     In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

     The Notes do not have the benefit of any sinking fund.

     Notice of any redemption will be sent, by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption, to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. The notice of redemption must state the Redemption Date, the Redemption Price and the amount of accrued interest to be paid. Any notice that relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued. On and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption, unless the Company defaults in its obligations with respect thereto.

REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

     The Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an irrevocable and unconditional (except as set forth below) offer by the Company (the "Repurchase Offer"), to require the Company to repurchase all or any part of such Holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on the date (the "Repurchase Date") that is no later than 40 Business Days after the occurrence of such Change of Control at a cash price (the "Repurchase Price") equal to 101% of the principal amount thereof, together with accrued and unpaid interest and liquidated damages, if any, to (but excluding) the Repurchase Date. The Repurchase Offer shall be made within 15 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Repurchase Offer

Period"). Upon expiration of the Repurchase Offer Period, the Company shall purchase all Notes tendered in response to the Repurchase Offer. If required by applicable law, the Repurchase Date and the Repurchase Offer Period may be extended as so required; however, if so extended, it shall nevertheless constitute an Event of Default if the Repurchase Date does not occur within 60 Business Days of the Change of Control.

     On or before the Repurchase Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Repurchase Offer,
(ii) deposit with the Paying Agent cash sufficient to pay the Repurchase Price (together with accrued and unpaid interest) of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted, together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to the Holders of Notes so accepted payment in an amount equal to the Repurchase Price (together with accrued and unpaid interest), and the Trustee will promptly authenticate and mail or deliver to such Holders a new Note or Notes equal in principal amount to any unpurchased portion of the Notes surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Repurchase Offer on or as soon as practicable after the Repurchase Date.

     The phrase "all or substantially all" of the assets of the Company is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred.

     The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Change of Control purchase feature resulted from negotiations between the Company and the Placement Agents.

     The provisions of the Indenture relating to a Change of Control may not afford the Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect Holders, if such transaction does not constitute a Change of Control, as set forth above. Moreover, certain events with respect to the Company that may involve an actual change of control of the Company would not constitute a "Change of Control" for purposes of the Indenture.

     The Company may not have sufficient financial resources available to fulfill its obligation to repurchase the Notes upon a Change of Control or to repurchase other debt securities of the Company or its subsidiaries providing similar rights to the holders thereof. The right to require the Company to repurchase Notes as a result of the occurrence of a Change of Control could create an event of default under Senior Indebtedness as a result of which any repurchase could, absent a waiver, be blocked by the subordination provision of the Notes. Failure of the Company to repurchase the Notes when required would result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. Moreover, the Change of Control may cause an event of default under Senior Indebtedness of the Company. As a result, in each ease, any repurchase of the Notes could, absent a waiver, be blocked by the subordination provisions of the Notes. See " -- Subordination" above.

     Except as described herein, no modification of the Indenture regarding the provisions on repurchase at the option of any Holder of a Note upon a Change of Control is permissible without the consent of the holder of the Note so affected. In the event of a Change of Control, if Holders of in excess of two-thirds of the outstanding aggregate principal amount of the Notes so determine at any time following the occurrence of such Change of Control and before the close of business on the Business Day immediately preceding the Repurchase Date, such event shall not be treated as a Change of Control for purposes of the Indenture. In such event, (i) the Company shall not be required to make the Repurchase Offer, (ii) to the extent the Repurchase Offer has already been made, such Repurchase Offer shall be deemed revoked, and (iii) to the extent any Notes have been tendered in response to any such revoked Repurchase Offer, such tender shall be rescinded and the Notes so tendered shall be promptly returned to the Holders thereof. For purposes of any such determination by the Holders of the outstanding Notes, Notes held by the Company or an Affiliate of the Company (including any Person that would become an Affiliate of the Company (or its successor) as a consequence of the event or series of events that otherwise would be treated as a Change of Control for purposes of the Indenture) shall be disregarded.

     To the extent applicable, the Company will comply with the provisions of Rule 13e-4 or any other tender offer rules, and will file a Schedule 13E-4 or any other schedule required under such rules, in connection with any offer by the Company to repurchase the Notes at the option of the Holders upon a Change of Control.

RULE 144A INFORMATION REQUIREMENT

     The Company has agreed to furnish to the Holders or beneficial holders of the Notes or the underlying Common Stock and prospective purchasers of the Notes or the underlying Common Stock designated by the Holders of the Notes or the underlying Common Stock, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act.

LIMITATION ON MERGER, SALE OR CONSOLIDATION

     The Indenture provides that the Company may not, directly or indirectly, consolidate with or merge with or into another Person or sell, lease, convey or transfer all or substantially all of its assets (other than to sell, lease, convey or transfer all or substantially all of its assets to its subsidiaries), whether in a single action or a series of related transactions, to another Person or group of affiliated Persons, unless (i) either (a) in the case of a merger or consolidation, the Company is the surviving entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company in connection with the Notes and the Indenture; and (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect to such transaction.

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and the Company will be released from its obligations under the Indenture and the Notes, except as to any obligations that arise from or as a result of such transaction.

REPORTS

     Whether or not the Company is subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee, within 15 days after it is or would have been required to file such with the SEC, annual and quarterly consolidated financial statements substantially equivalent to financial statements that would have been included in reports filed with the SEC if the Company were subject to the requirements of
Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the SEC and, in each case, together with a management's discussion and analysis of financial condition and results of operations as such would be so required.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture defines an Event of Default as (i) the failure by the Company to pay any installment of interest on, or liquidated damages with respect to, the Notes as and when due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Company to pay all or any part of the principal of, or premium, if any, on the Notes when and as the same become due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, pursuant to any Repurchase Offer or otherwise, (iii) the failure of the Company to perform any conversion of Notes required under the Indenture and the continuance of any such failure for 30 days, (iv) the failure by the Company to observe or perform any other covenant or agreement contained in the Notes or the Indenture and subject to certain exceptions, the continuance of such failure for a period of 60 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding,
(v) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant Subsidiaries, (vi) failure of the Company or any Significant Subsidiary to make any payment at maturity, including any applicable grace period, in respect of Indebtedness (other than non-recourse obligations) in an amount in excess of $5 million and continuance of such failure for 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of Notes outstanding, (vii) default by the Company or any Significant Subsidiary with respect to any Indebtedness (other than non-recourse obligations), which default results in the acceleration of Indebtedness in an amount in excess of $5 million without such Indebtedness having been discharged or such acceleration having been rescinded or annulled for 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of Notes outstanding, and (viii) final unsatisfied judgments not covered by insurance aggregating in excess of $5 million at any one time rendered against the Company or any of its Significant Subsidiaries and not stayed, bonded or discharged within 60 days. The Indenture provides that if an Event of Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Event of Default, give to the Holders notice of such Event of Default, but the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the best interest of the Holders, except in the case of a default in the payment of the principal of, a premium, if any, or interest on, any of the Notes when due or in the payment of any redemption or repurchase obligation.

     The Indenture provides that if an Event of Default occurs and is continuing (other than an Event of Default specified in clause (v) above with respect to the Company), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal and accrued interest thereon to be due and payable immediately. If an Event of Default specified in clause
(v) above with respect to the Company occurs, all principal and accrued interest will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of no less than a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on, and liquidated damages with respect to, the Notes that have become due solely by such acceleration, have been cured or waived.

     Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default in the payment of principal of or interest on any Note not yet cured, or a default with respect to any covenant or provision that cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

     The Indenture provides that no Holder may pursue any remedy under the Indenture, except for a default in the payment of principal, premium, if any, or interest or liquidated damages, if any, on the Notes, unless the Holder gives to the Trustee written notice of a continuing Event of Default, the Holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy, such Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense, the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity, and the Trustee shall not have received a contrary direction from the Holders of a majority in principal amount of the outstanding Notes.

AMENDMENTS AND SUPPLEMENTS

     The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided, that no such modification may, without the consent of each Holder affected thereby:
(i) change the Stated Maturity of any Note or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment or the conversion of any Note on or after the due date thereof (including, in the case of redemption, on or after the Redemption Date), or reduce the Repurchase Price, or alter the Repurchase Offer (other than as set forth herein) or redemption provisions in a manner adverse to the Holders, (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, (iii) adversely affect the right of such Holder to convert Notes, or (iv) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS, DIRECTORS AND EMPLOYEES

     The Indenture provides that no past, present or future stockholder, employee, officer or director of the Company or any successor corporation shall have any personal liability in respect of the obligations of the Company under the Indenture or the Notes by reason of his, her or its status as such stockholder, employee, officer or director.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange the Notes in accordance with the Indenture. The Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Notes selected for redemption. Also, the Company is not required to transfer or exchange any Notes for a period of 15 days before (i) the mailing of a notice of an offer to repurchase as a result of a Change of Control or (ii) a selection of Notes to be redeemed.

     The registered holder of a Note may be treated as the owner of it for all purposes.

BOOK-ENTRY, DELIVERY AND FORM

     Notes initially held by "qualified institutional buyers," as defined in Rule 144A under the Securities Act ("QIBs"), are evidenced by a global Note (the "Global Note") deposited on the date of the closing of the sale of the Notes (the "Closing Date") with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of Cede & Co. ("Cede") as Depositary's nominee. Except as set forth below, the Global Note may be transferred, in whole or in part, only to another nominee of Depositary or to a successor of Depositary or its nominee.

     QIBs may hold their interests in the Global Note directly through Depositary if such holder is a participant in Depositary, or indirectly through organizations that are participants in Depositary (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with Depositary rules and will be settled in clearing house funds.

     Notes that were (i) originally issued to or transferred to "accredited investors," as defined in Rule 501(a) under the Securities Act, who are not QIBs or to any other persons who are not QIBs, (ii) originally issued to or transferred by persons who acquired such Notes in compliance with Regulation S under the Securities Act or (iii) issued as described below in this section, will be issued in the form of registered definitive securities

("Certificated Notes"). Upon the transfer to a QIB of Certificated Notes in accordance with the restrictions described in "Notice to Investors," such Certificated Notes will, unless the Global Note has previously been exchanged for Certificated Notes, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred. For a description of the restrictions on the transfer of Certificated Notes, see "Notice to Investors."

     The Depositary has advised the Company that it is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. QIBs may elect to hold Notes purchased by them through the Depositary. Holders of the Notes who are not Participants may beneficially own securities held by or on behalf of the Depositary only through Participants or Indirect Participants.

     Pursuant to procedures established by the Depositary (i) upon deposit of the Global Note on the Closing Date, the accounts of Participants designated by the Placement Agents were credited with an interest in the Global Note and (ii) ownership of the Notes evidenced by the Global Note was shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

     So long as the Depositary or its nominee is the registered owner of a Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depositary's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

     Payments with respect to the principal of, premium, if any, interest on, and liquidated damages with respect to, any Note represented by the Global Note registered in the name of the Depositary or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depositary or its nominee in its capacity as the registered Holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, interest, or liquidated damages with respect thereto), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Note as shown on the records of the Depositary. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

     Holders who desire to convert their Notes into Common Stock pursuant to the terms of the Notes should contact their brokers or other Participants or Indirect Participants to obtain information on procedures, including proper forms and cut-off times, for submitting such requests.

     If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the Depositary of the Global Note, Certificated Notes will be issued to each person that the Depositary identifies as the beneficial owner of the Notes represented by the Global Note. In addition, subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto. All such Certificated Notes shall be subject to the legend requirements described herein under "Notice to Investors."

     Neither the Company nor the Trustee shall be liable for any delay by the Depositary or any Participant or Indirect Participant in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Company and the Placement Agents entered into a Registration Rights Agreement on the Closing Date for the benefit of the holders of the Notes.

     Pursuant to the Registration Rights Agreement, the Company has filed with the SEC a shelf registration statement under the Securities Act (the "Shelf Registration Statement") on Form S-3 to cover resales of Transfer Restricted Securities by the holders thereof. The Company will use reasonable efforts to keep the Shelf Registration Statement effective until the earlier of the date that is three years after the Closing Date (August 28, 1999) or such time as the Shelf Registration Statement is no longer required for resale of the Notes or the Common Stock. For purposes of the foregoing, "Transfer Restricted Securities" means each Note and share of Common Stock issued upon conversion thereof until the date on which such Note or share of Common Stock has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or the date on which such Note or share of Common Stock is distributed to the public pursuant to Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act (or any similar provisions then in force).

     The Registration Rights Agreement provides that, if the Shelf Registration Statement is filed and declared effective but shall thereafter cease to be effective or usable (without being succeeded immediately by an additional Shelf Registration Statement filed and declared effective, which is then available for effecting resales of Transfer Restricted Securities) for a period of time that shall exceed 90 days in the aggregate per year (each such event a "Registration Default"), the Company will accrue liquidated damages to each Holder of Transfer Restricted Securities, during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Notes and, if applicable, $0.01 per week per share (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) of Common Stock constituting Transfer Restricted Securities held by such Holder. The rate of accrual of the liquidated damages will increase by an additional $0.05 per week per $1,000 principal amount or $0.01 per week per share (subject to adjustment as set forth above) of Common Stock constituting Transfer Restricted Securities for each subsequent 90-day period until the Shelf Registration Statement again becomes effective and usable, as the case may be, up to a maximum amount of liquidated damages with respect to any Registration Default of $0.25 per week per $1,000 principal amount of Notes or $0.05 per week per share (subject to adjustment as set forth above) of Common Stock constituting Transfer Restricted Securities. All accrued liquidated damages shall be paid to holders of Notes by wire transfer of immediately available funds or by Federal funds check by the Company on each Damages Payment Date.

Following the cure of a Registration Default, liquidated damages will cease to accrue with respect to such Registration Default. The use of the Shelf Registration Statement for effecting resales of Transfer Restricted Securities may be suspended in certain circumstances upon notice by the Company to the holders of the Transfer Restricted Securities, subject to the rights of the holders of Transfer Restricted Securities to receive liquidated damages if the aggregate number of days of such suspensions in any year exceeds the periods described above.

     The Company will provide to each registered holder copies of the prospectus contained in the effective Shelf Registration Statement, notify each registered holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Transfer Restricted Securities. A holder who sells Transfer Restricted Securities pursuant to the Shelf Registration Statement generally will be required to be named as a selling stockholder in the related prospectus and to deliver such prospectus to purchasers and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification provisions). Holders of the Transfer Restricted Securities will be required to make certain representations to the Company (as described in the Registration Rights Agreement) and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Transfer Restricted Securities included in the Shelf Registration Statement.

CERTAIN DEFINITIONS

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

     "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

     "Change of Control" means (i) an event or series of events as a result of which any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d) of the Exchange Act) is or becomes, directly or indirectly, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable) or more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors, managers or trustees, as applicable, of the Company or any successor entity ("Voting Stock"), (ii) the completion of any consolidation with or merger of the Company into any other Person, or conveyance, transfer or lease by the Company of all or substantially all of its assets to any Person, or any merger of any other Person into the Company in a single transaction or series of related transactions, and, in the case of any such transaction or series of related transactions, the outstanding Common Stock of the Company is changed or exchanged as a result, unless the stockholders of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction, at least 51% of the combined voting power of the outstanding voting securities of the Person resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, or (iii) such time as the Continuing Directors do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company); provided that a Change of Control shall not be deemed to have occurred if either (x) the last sale price of the Common Stock for any five trading days during the 10 trading days immediately preceding the Change of Control is at least equal to 105% of the Conversion Price in effect on such day, or (y) with respect to a merger or consolidation otherwise constituting a Change of Control described in clause (ii) above, at least 90% of the consideration in such transaction or transactions consists of common stock or securities convertible into common stock that are, or upon issuance will be, traded on a United States national securities exchange or approved for quotation on the Nasdaq National Market.

     "Continuing Director" means at any date a member of the Company's Board of Directors (i) who was a member of such board on August 26, 1996 or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the

Company's Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

     "Designated Senior Indebtedness" means any Senior Indebtedness with an aggregate principal amount in excess of $3 million and that is designated in its governing instrument as Senior Indebtedness.

     "Indebtedness" of any person means, without duplication, (a) all liabilities and obligations, contingent otherwise, of any such person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (iv) for the payment of money relating to a Capitalized Lease Obligation, or (v) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (b) all net obligations of such person under Interest Swap and Hedging Obligations; (c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such person has guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire any Capital Stock; and (d) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b) or (c), or this clause (d), whether or not between or among the same parties.

     "Issue Date" means August 28, 1996.

     "Junior Security" means any Qualified Capital Stock and any Indebtedness of the Company that is fully subordinated in right of payment to the Notes and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes.

     "Senior Indebtedness" means all obligations of the Company to pay the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amount accrued or due on or in connection with, any Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company, unless the instrument creating or evidencing such Indebtedness provides that such Indebtedness is not senior or superior in right of payment to the Notes or which is pari passu with, or subordinated to, the Notes; provided that in no event shall Senior Indebtedness include (a) Indebtedness of the Company owed or owing to any subsidiary of the Company or any officer, director or employee of the Company or any subsidiary of the Company, (b) Indebtedness representing or with respect to any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services or (c) any liability for taxes owed or owing by the Company or any subsidiary of the Company.

     "Stated Maturity" when used with respect to any Note, means September 15, 2003.

                            SELLING SECURITYHOLDERS

     The following table sets forth the names of the Selling Securityholders, the number of shares of Common Stock beneficially owned by each of them as of September 25, 1996 and the principal amount of Notes and number of Conversion Shares that may be offered pursuant to this Prospectus. This information is based upon information provided by U.S. Trust Company of California, N.A., trustee under the Indenture, and by or on behalf of the Selling Securityholders. The Selling Securityholders may offer all, some or none of their Notes or Conversion Shares.

                                                  SHARES OF COMMON           NOTES OR CONVERSION
                                                 STOCK BENEFICIALLY          SHARES BEING OFFERED
                                                        OWNED              ------------------------
                                               PRIOR TO OFFERING(1)(3)                   NUMBER OF
                                               -----------------------     PRINCIPAL     CONVERSION
                    NAME                        NUMBER      PERCENT(2)      AMOUNT       SHARES(3)(4)
---------------------------------------------  --------     ----------     ---------     ----------
Paloma Securities LLC........................    68,728**          *       $1,000,000        68,728
Commonwealth Life Insurance..................    68,728**          *       1,000,000         68,728
Camden Nonenhanced Global Bermuda Limited
  Partnership................................   185,567**        1%        2,700,000        185,567
Joseph J. Ritchie............................   417,312(5)       3%        2,900,000        199,312
August J. Pelizzi, Jr........................     6,872**          *         100,000          6,872
Professional Edge, L.P.......................    37,800**          *         550,000         37,800
Michael Angelo, L.P..........................    17,182**                    250,000         17,182
Raphael, L.P.................................    17,182**                    250,000         17,182
Marcia Diamond, Trustee, The Marcia Diamond
  Trust of 1995..............................     7,872(6)         *         100,000          6,872
Laterman Strategies 90's LP..................    37,800**          *         550,000         37,800
Laterman & Company...........................    25,773**          *         375,000         25,773
Offshore Strategies Ltd......................    63,573**          *         925,000         63,573
Lindner Growth Fund..........................  1,861,464(7)     11%        7,500,000        515,463
Lindner Dividend Fund........................  1,716,977(7)     10%        15,000,000     1,030,927
Father Schmidt Foundation for Youth..........     6,872**          *         100,000          6,872
Lautze & Lautze..............................     6,872**          *         100,000          6,872
RCB Boise....................................     6,872**          *         100,000          6,872
Santa Clara Missions Cemetery................    10,309**          *         150,000         10,309
St. Mary's Pooled Endowment..................    17,182**          *         250,000         17,182
RCASF High School Teachers...................    13,745**          *         200,000         13,745
Pabst Brewing Co.............................    27,491**          *         400,000         27,491
Pabst Brewing Co. NJ.........................    13,745**          *         200,000         13,745
SCU Schmidt Foundation.......................    13,745**          *         200,000         13,745
San Felipe Del Rio...........................     6,872**          *         100,000          6,872
Lynch Loofbourrow............................    13,745**          *         200,000         13,745
McLean Trust.................................    13,745**          *         200,000         13,745
Salesian Society General.....................     6,872**          *         100,000          6,872
St. Patrick's Seminary.......................    13,745**          *         200,000         13,745
TCW Convertible Value L.P....................    14,776**          *         215,000         14,776
TCW Convertible Strategy Fund................    43,642**          *         635,000         43,642
TCW Convertible Value Fund...................    89,690**        1%        1,305,000         89,690
General Motors Salaried Employees Convertible
  Fund.......................................   160,481**        1%        2,335,000        160,481
TCW Convertible Securities Fund..............   130,927**        1%        1,905,000        130,927
Cincinnati Bell Telephone Convertible Value
  Fund.......................................    25,085**          *         365,000         25,085

                                                  SHARES OF COMMON           NOTES OR CONVERSION
                                                 STOCK BENEFICIALLY          SHARES BEING OFFERED
                                                        OWNED              ------------------------
                                               PRIOR TO OFFERING(1)(3)                   NUMBER OF
                                               -----------------------     PRINCIPAL     CONVERSION
                    NAME                        NUMBER      PERCENT(2)      AMOUNT       SHARES(3)(4)
---------------------------------------------  ------------    ---         ----------    ---------
TCW/DW Income & Growth Fund..................    16,494**          *         240,000         16,494
Southern New England Telephone...............     6,872**          *         100,000          6,872
Dow Chemical Retirement Plan.................    17,182**          *         250,000         17,182
Ohio Carpenters' Pension Trust...............     6,782**          *         100,000          6,872
Philip Morris Master Trust...................    34,364**          *         500,000         34,364
State Retirement and Pension Plan of
  Maryland...................................    51,546**          *         750,000         51,546
Bechtel Trust & Thrift Plan..................     6,872**          *         100,000          6,872

---------------

 *  Less than one percent.

**  Represents Conversion Shares.

(1) Beneficial ownership is determined in accordance with the Rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Based on 13,501,339 shares of Common Stock outstanding on September 25, 1996 and 3,092,783 Conversion Shares.

(3) Assumes a conversion price of $14.55 per share and a cash payment in lieu of any fractional interest.

(4) Assuming the conversion of all the Notes and the sale by the Selling Securityholders of all of the Conversion Shares, (a) none of the Selling Securityholders will beneficially own shares of Common Stock following the offering except shares of Common Stock other than Conversion Shares set forth in notes 5, 6 and 7 below, and (b) none of the Selling Securityholders will beneficially own more than one percent of the 16,594,122 shares of Common Stock outstanding (based on the number of shares outstanding on September 25, 1996 and 3,092,783 Conversion Shares) except Joseph J. Ritchie (1%), Lindner Growth Fund (8%) and Lindner Dividend Fund (4%).

(5) Includes 219,000 shares of the Company's Common Stock held by Mr. Ritchie.

(6) Includes 1,000 shares of the Company's Common Stock held by Marcia Diamond, Trustee, The Marcia Diamond Trust of 1995.

(7) A total of 3,932,891 shares are held by entities affiliated with Ryback Management Corporation, including 1,861,464 shares (of which 515,463 are Conversion Shares) held by Lindner Growth Fund, 1,716,427 shares (of which 1,030,927 are Conversion Shares) held by Lindner Dividend Fund and 355,000 shares held by other entities affiliated with Ryback Management Corporation. Ryback Management Corporation has sole voting and dispositive power over 3,922,891 of such shares, including all of those held by Lindner Growth Fund and Lindner Dividend Fund. Ryback Management Corporation disclaims beneficial ownership of the shares in which it has no pecuniary interest.

     Other than as set forth in the table, none of the Selling Securityholders listed above had any material relationship with the Company other than as a result of ownership of the Notes or Common Stock, within the three-year period ending on the date of this Prospectus.

     Because the Selling Securityholders may offer all or some of the Notes that they hold and/or Conversion Shares pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Notes or Conversion Shares by the Selling Securityholders, no estimate can be given as to the principal amount of Notes or Conversion Shares that will be held by the Selling Securityholders after completion of this offering.

                              PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from this offering. The Selling Securityholders may sell all or a portion of the Notes and the Conversion Shares beneficially owned by them and offered hereby from time to time on any exchange or quotation system on which the securities are listed or quoted on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Securityholders may from time to time offer the Notes or Conversion Shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Notes or Conversion Shares for whom they may act as agent. Each Selling Securityholder will be responsible for payment of commissions, concessions and discounts of underwriters, dealers or agents. The aggregate proceeds to the Selling Securityholders from the sale of the Notes or Conversion Shares offered by them hereby will be the purchase price of such Notes or Conversion Shares less discounts and commissions, if any.

     The Notes and the Conversion Shares offered hereby may be sold from time to time by the Selling Securityholders to purchasers directly by any of the Selling Securityholders acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and the purchasers.

     The Company's outstanding Common Stock is quoted on the Nasdaq National Market. The Placement Agents may make a market in the Notes; however, they are not obligated to do so and any such market-making may be discontinued at any time without notice, in the sole discretion of the Placement Agents. The Company does not intend to apply for listing of the Notes on any securities exchange or quotation on an automated quotation system. Accordingly, no assurance can be given as to the development of any active trading market for the Notes. See "Risk Factors -- Absence of a Public Market for the Notes."

     In order to comply with the securities laws of certain states, if applicable, the Notes and Conversion Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Notes and Conversion Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The Selling Securityholders and any underwriters, dealers or agents that participate in the distribution of the Notes and Conversion Shares offered hereby may be deemed to be underwriters within the meaning of the Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of securities by them might be deemed to be underwriting discounts and commissions under the Act.

     In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Notes or Conversion Shares described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.

     The Notes were originally issued by the Company and sold to the initial purchasers in August 1996 in a private placement. The Company agreed to indemnify and hold the Placement Agents harmless against certain liabilities that they may incur under the Securities Act, the Exchange Act or otherwise that could arise in connection with the offering of the Notes by the Placement Agents.

     The Company entered into a Registration Rights Agreement with the Placement Agents for the benefit of holders of the Notes to register their Notes and Conversion Shares under applicable Federal and state securities laws under certain circumstances and at certain times. The Registration Rights Agreement provides for cross-indemnification of the Selling Securityholders and the Company to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the Notes and Conversion Shares.

     The Company will use its best efforts to cause the registration statement to which this Prospectus relates to become effective as soon as practicable and to keep the registration statement effective for a period of three years from August 28, 1996 (the latest date of original issuance of the Notes), or until the registration statement is no longer required for transfer of the Notes or the Conversion Shares. The Company is permitted to suspend the use of this Prospectus in connection with the sales of Notes and the Conversion Shares by holders upon the happening of certain events or if there exists any fact that makes any statement of material fact made in this Prospectus untrue or that requires the making of additions to or changes in the Prospectus in order to make the statements herein not misleading until such time as the Company advises the Selling Securityholders that use of the Prospectus may be resumed. Expenses of preparing and filing the registration statement and all post-effective amendments will be borne by the Company. Such expenses are estimated to be $75,000.

                              NOTICE TO INVESTORS

     The following provisions do not apply to persons purchasing Notes or Common Stock pursuant to this Registration Statement or their subsequent transferees.

     Each holder of Notes has agreed, and each purchaser of Notes other than pursuant to this Registration Statement or another effective registration statement covering the sale of Notes to such purchaser, by its acceptance of the Notes, will be deemed to have acknowledged, represented to and agreed with the Company and the Placement Agents as follows:

     1. It understands and acknowledges that the Notes were or are being offered and sold pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act or any other securities laws, that the Notes and the Common Stock issuable upon conversion of the Notes (the Notes and such Common Stock are collectively referred to herein as the "Restricted Securities") have not been registered under the Securities Act or any other applicable securities laws and, unless so registered, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities laws, pursuant to an exemption therefrom or in a transaction not subject thereto and in each case in compliance with the conditions for transfer set forth in paragraph (4) below.

     2. It is either:

          a. "a qualified institutional buyer" ("QIB") as defined in Rule 144A promulgated under the Securities Act and is aware that any sale of the Notes to it will be made in reliance on Rule 144A. Such acquisition will be for its own account or for the account of another QIB; or

          b. an "accredited investor" within the meaning of Rule 501(a) under the Securities Act or, if the Notes are to be purchased for one or more accounts ("investor accounts") for which it is acting as a fiduciary or agent, each such account is an accredited investor on a like basis. In the normal course of its business, it invests in or purchases securities similar to the Notes and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing the Notes. It is aware that it (or any investor account) may be required to bear the economic risk of an investment in the Notes for an indefinite period of time, and it (or such account) is able to bear such risk for an indefinite period; or

          c. an institution that, at the time the buy order for the Notes was originated, was outside the United States and was not a U.S. person (and was not purchasing for the account or benefit of a U.S. person) within the meaning of Regulation S under the Securities Act.

     3. It acknowledges that none of the Company or the Placement Agents or any person representing the Company or the Placement Agents has made any representation to it with respect to the Company or the offering or sale of any Notes, other than the information contained in the Offering Memorandum dated August 20, 1996, which has been delivered to it and upon which it is relying in making its investment decision with respect to the Notes. It has had access to such financial and other information concerning the Company and the Notes as it has deemed necessary in connection with its decision to purchase the Notes, including an opportunity to ask questions of and request information from the Company and the Placement Agents.

     4. It is purchasing the Notes for its own account, or for one or more investor accounts for which it is acting as a fiduciary or agent, in each case for investment, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, subject to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control and subject to its or their ability to resell the Restricted Securities pursuant to Rule 144A, Regulation S or any exemption from registration available under the Securities Act. It agrees on its own behalf and on behalf of any investor account for which it is purchasing the Notes and each subsequent holder of the Restricted Securities by its acceptance thereof will agree to offer, sell or otherwise transfer such Restricted Securities prior to the date which is three years after the date of original issue of such Restricted Securities (or any predecessor thereto) (the "Resale Restriction Termination Date") only (a) to the Company, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) for so long as the Restricted Securities are eligible for resale pursuant to Rule 144A, to a person it reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) to an "accredited investor" within the meaning of Rule 501(a) under the Securities Act that is purchasing for his own account or for the account of such an "accredited investor" that delivers an opinion of counsel, certifications and other information in form reasonably satisfactory to the Company that such transferee is an "Accredited Investor" within the meaning of Rule 501(a) under the Securities Act, that such transfer is for investment purposes and not with a view to, or for offer sale in connection with any distribution in violating of the Securities Act, and that such transfer compiles with the requirements of the Securities Act, (e) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act and are in compliance with Regulation S under the Securities Act, or (f) pursuant to any other available exemption from her registration requirements of the Securities Act subject in each of the foregoing cases to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Restriction Termination Date of the Restricted Securities pursuant to clauses (d), (e) or (f) above the require the delivery of an opinion of counsel, certificates and other information satisfactory to the Company and the Trustee. Each purchaser acknowledges that each Restricted Security will contain a legend substantially to the following effect.

        THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

        THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE "RESALE RESTRICTION TERMINATION DATE") THAT IS THREE YEARS AFTER THE ORIGINAL ISSUE DATE HEREOF (OR ANY PREDECESSOR OF SUCH SECURITY) EXCEPT
        (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) PURSUANT TO RULE 144A, FOR SO LONG AS IT IS AVAILABLE, TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) TO AN "ACCREDITED INVESTOR," WITHIN THE

        MEANING OF RULE 501(a) UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN "ACCREDITED INVESTOR," THAT PRIOR TO SUCH TRANSFER DELIVERS AN OPINION OF COUNSEL. CERTIFICATION AND OTHER INFORMATION IN FORM REASONABLE SATISFACTORY TO THE COMPANY THAT SUCH TRANSFEREE IS AN "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(a) UNDER THE SECURITIES ACT, THAT SUCH ACCREDITED INVESTOR IS ACQUIRING THE SECURITY FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT AND THAT SUCH TRANSFER COMPLIES WITH THE SECURITIES ACT, (E) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND ARE IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT,
        (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. SUBJECT TO THE COMPANY'S AND THE TRUSTEE'S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

     5. It acknowledges that the Company, the Placement Agents and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agrees that, if any of the acknowledgments, representations or warranties deemed to have been made by it by its purchase of Notes are no longer accurate, it shall promptly notify the Placement Agents and the Company. If it is acquiring any Notes as a fiduciary or agent for one or more investor accounts, it represents that it has sold investment discretion with respect to each such account and that it has full power to make the foregoing acknowledgments, representations and agreements on behalf of each such account.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of certain United States federal income tax considerations relevant to holders of the Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor's decision to purchase the Notes, and it is not intended to be wholly applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations and non-United States persons, may be subject to special rules. In addition, this discussion is limited to persons that will hold the Notes represented thereby as a "capital asset" within the meaning of section 1221 of the Code.

     ALL PROSPECTIVE PURCHASERS OF THE NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK.

     Interest Income. A holder of a Note will generally be required to report as income for federal income tax purposes interest earned on the Note in accordance with the holder's method of tax accounting. A holder of a Note using the accrual method of accounting for tax purposes is required to include interest in ordinary income as such interest accrues, while a cash basis holder must include interest in income when payments are received (or made available for receipt).

     Conversion of Notes into Common Stock. In general, no gain or loss will be recognized for federal income tax purposes on a conversion of the Notes into shares of Common Stock. However, cash paid in lieu of a fractional share of Common Stock will likely result in taxable gain (or loss), which will be capital gain (or loss), to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted basis of the Note allocable to such fractional share. The adjusted basis of shares of Common Stock received on conversion will equal the adjusted basis of the Note converted, reduced by the portion of adjusted basis allocated to any fractional share of Common Stock exchanged for cash. The holding period of an investor in the Common Stock received on conversion will include the period during which the converted Notes were held.

     The conversion price of the Notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the Notes as having received a constructive distribution resulting in ordinary income (subject to a possible dividends-received deduction in the case of corporate holders) to the extent of the Company's current and/or accumulated earnings and profits, if, and to the extent that certain adjustments in the conversion price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of Common Stock) increase the proportionate interest of a holder of Notes in the fully diluted Common Stock, whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion ratio of the Notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Common Stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the Common Stock generally will be treated as a distribution to such holders, taxable as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current and/or accumulated earnings and profits.

     Market Discount. Investors acquiring Notes pursuant to this Offering Memorandum should note that the resale of those Notes may be adversely affected by the market discount provisions of sections 1276 through 1278 of the Code. Under the market discount rules, if a holder of a Note purchases it at a market discount (i.e., at a price below its stated redemption price at maturity) in excess of a statutorily-defined de minimis amount and thereafter recognizes gain upon a disposition or retirement of the Note, then the lesser of the gain recognized or the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. Moreover, any market discount on a Note may be taxable to an investor to the extent of appreciation at the time of certain otherwise non-taxable transactions (e.g., gifts). Any accrued market discount not previously taken into income prior to a conversion of a Note, however, should (under Treasury Regulations not yet issued) carry over to the Common Stock received on conversion and be treated as ordinary income upon a subsequent disposition of such Common Stock, to the extent of any gain recognized on such disposition. In addition, absent an election to include market discount in income as it accrues, a holder of a market discount debt instrument may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

     Sale, Exchange or Retirement of Notes. Each holder of Notes generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of those Notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) the holder's adjusted tax basis in those Notes (including any market discount previously included in income by the holder). Each holder of Common Stock into which the Notes are converted, in general, will recognize gain or loss upon the sale, exchange, redemption or other disposition of the Common Stock measured under rules similar to those described in the preceding sentence for the Notes. Any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a Note or share of Common Stock should be capital gain or loss (except as discussed under "Market Discount" above), and would be long-term capital gain or loss if the Note or the

Common Stock had been held for more than one year at the time of the sale or exchange. Special rules may apply to redemptions of Common Stock, which may result in different treatment. An investor's initial basis in a Note will be the cash price paid therefor.

     Back-Up Withholding. A holder of Notes or Common Stock may be subject to "back-up withholding" at a rate of 31% with respect to certain "reportable payments," including interest payments, dividend payments and, under certain circumstances, principal payments on the Notes. These back-up withholding rules apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalty of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN furnished is the correct number and that such holder is not subject to back-up withholding. A holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the back-up withholding rules is creditable against the holder's federal income tax liability, provided the required information is furnished to the IRS. Back-up withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons, provided their exemption from back-up withholding is properly established.

     The Company will report to the holders of Notes and Common Stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

                                 LEGAL MATTERS

     The validity of the issuance of the Notes and Conversion Shares offered hereby will be passed upon for the Company by Cooley Godward LLP, San Francisco, California. Certain legal matters in connection with the offering hereby will be passed upon for the Holders by Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                    PAGE
                                                                                   ------
    AVAILABLE INFORMATION..........................................................      2
    ADDITIONAL INFORMATION.........................................................      2
    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................      2
    SUMMARY........................................................................      4
    THE COMPANY....................................................................      4
    RISK FACTORS...................................................................      6
    RATIO OF EARNINGS TO FIXED CHARGES.............................................     14
    USE OF PROCEEDS................................................................     14
    DESCRIPTION OF THE NOTES.......................................................     15
    SELLING SECURITYHOLDERS........................................................     28
    PLAN OF DISTRIBUTION...........................................................     30
    NOTICE TO INVESTORS............................................................     31
    CERTAIN FEDERAL INCOME TAX CONSEQUENCES........................................     33
    LEGAL MATTERS..................................................................     35
    EXPERTS........................................................................     35

                            ------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Notes and Conversion Shares being registered. All the amounts shown are estimates except for the registration fee.

    Registration fee.........................................................    $13,637
    Nasdaq NMS Additional Share Listing Fee..................................     17,500
    Blue sky qualification fees and expenses.................................        500
    Printing and engraving expenses..........................................      5,000
    Legal fees and expenses..................................................     25,000
    Accounting fees and expenses.............................................      5,000
    Fees of Trustee..........................................................      2,500
    Miscellaneous............................................................      5,863
                                                                                 -------
         TOTAL...............................................................    $75,000
                                                                                 =======

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase agreement or redemption.

     The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its listed enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     The Registrant has purchased an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities arising under the Securities Act or otherwise.

ITEM 16.  EXHIBITS

    EXHIBIT
    NUMBER                                DESCRIPTION OF DOCUMENT
    ------    -------------------------------------------------------------------------------
      4.1(1)  Specimen Stock Certificate
      4.2(2)  Form of Note
      4.3(2)  Indenture dated as of August 15, 1996, between the Company and United States
              Trust Company of California, N.A.
      5.1     Opinion of Cooley Godward LLP.
     10.1(2)  Registration Rights Agreement dated August 28, 1996, among the Company, Furman
              Selz LLC and Feshbach Brothers Investor Services Inc.
     10.2(2)  Placement Agreement dated August 20, 1996 among the Company, Furman Selz LLC and Feshbach Brothers Investor Services Inc.
     23.1     Consent of Arthur Andersen LLP.
     23.2     Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
     24.1     Power of Attorney. Reference is made to page II-3.
     25.1     Statement of Eligibility of Indenture Trustee on Form T-1.

---------------

(1) Incorporated by reference from the Company's Registration Statement on Form S-1 (File No. 33-46050), as amended.

(2) Incorporated by reference from the Company's Current Report on Form 8-K filed September 11, 1996.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Gatos, County of Santa Clara, State of California, on the 29th day of October, 1996.

                                          METRICOM, INC.

                                                 /s/  ROBERT P. DILWORTH
                                          By:

                                                      Robert P. Dilworth
                                                President and Chief Executive
                                                         Officer
                                                (Principal Executive Officer)

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert P. Dilworth and William D. Swain, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPABILITIES AND ON THE DATES INDICATED.

                SIGNATURE                                  TITLE                         DATE
-----------------------------------------  --------------------------------------  -----------------
         /s/  ROBERT P. DILWORTH           President, Chief Executive Officer and  October 29, 1996
-----------------------------------------  Director
          (Robert P. Dilworth)             (Principal Executive Officer)
          /s/  WILLIAM D. SWAIN            Chief Financial Officer and Secretary   October 29, 1996
-----------------------------------------  (Principal Financial and Accounting
           (William D. Swain)              Officer)
       /s/  CORNELIUS C. BOND, JR.         Director                                October 29, 1996
-----------------------------------------
        (Cornelius C. Bond, Jr.)
          /s/  ROBERT S. CLINE             Director                                October 29, 1996
-----------------------------------------
            (Robert S. Cline)
         /s/  JUSTIN L. JASCHKE            Director                                October 29, 1996
-----------------------------------------
           (Justin L. Jaschke)

                SIGNATURE                                  TITLE                         DATE
-----------------------------------------  --------------------------------------  -----------------
          /s/  GEORGE W. LEVERT            Director                                October 29, 1996
-----------------------------------------
           (George W. Levert)
          /s/  DONALD RUMSFELD             Director                                October 29, 1996
-----------------------------------------
            (Donald Rumsfeld)
         /s/  ROBERT M. SMELICK            Director                                October 29, 1996
-----------------------------------------
           (Robert M. Smelick)
             /s/  JERRY YANG               Director                                October 29, 1996
-----------------------------------------
              (Jerry Yang)

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                  DESCRIPTION OF DOCUMENT
-------    ----------------------------------------------------------------------------------
 4.1(1)    Specimen Stock Certificate
 4.2(2)    Form of Note
 4.3(2)    Indenture dated as of August 15, 1996, between the Company and United States Trust
           Company of California, N.A.
 5.1       Opinion of Cooley Godward LLP
10.1(2)    Registration Rights Agreement dated August 28, 1996, among the Company, Furman
           Selz LLC and Feshbach Brothers Investor Services Inc.
10.2(2)    Placement Agreement dated August 20, 1996 among the Company, Furman Selz LLC and
           Feshbach Brothers Investor Services Inc.
23.1       Consent of Arthur Andersen LLP.
23.2       Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1       Power of Attorney. Reference is made to page II-3.
25.1       Statement of Eligibility of Indenture Trustee on Form T-1.

---------------

(1) Incorporated by reference from the Company's Registration Statement on Form S-1 (File No. 33-46050), as amended.

(2) Incorporated by reference from the Company's Current Report on Form 8-K filed September 11, 1996.